SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [  ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[  ]  Preliminary Proxy Statement   [_]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14A-6(e)(2))
[  ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Under Rule 14a-12

                         JORDAN AMERICAN HOLDINGS, INC.
 ------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               WALLACE NEAL JORDAN
 ------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


         (1) Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:

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        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4) Proposed maximum aggregate value of transaction:

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         (5) Total fee paid:

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




                                                               October  25, 2001


         Re: Jordan American Holdings, Inc. ("Jordan American" or the "Company")

Dear Shareholder:

         As you know, I am the principal shareholder of Jordan American, and have been waging a proxy contest with incumbent management for control of the Company. As you also know by now, the Annual Meeting of Shareholders that was to have been held on October 4th was canceled after a flurry of last minute legal motions by incumbent management.

         I have made several motions, in both the District Court below and in the Sixth Circuit Court of Appeals, to require that the votes which were received as of October 4th be recognized. Attached is a copy of an affidavit I filed in this regard with the Sixth Circuit and with the Court below. I urge you to read it. If you have any questions, please feel free to call me at (978) 887-0265.

         I assure you that the voice of the shareholders eventually will be heard!

         I will keep you advised of developments.

         I have filed proxy solicitation materials, including a definitive proxy statement (the "Proxy Statement"), with the Securities and Exchange Commission (the "Commission") with respect to the annual meeting of Shareholders of Jordan American that was to be held on October 4, 2001. A copy of the Proxy Statement was mailed to all shareholders who owned Common Stock on August 6, 2001, the record date for that meeting. In addition, a copy of the Proxy Statement is available, and may be obtained free of charge from my attorneys, by sending a written request to Kent, Beatty & Gordon, LLP, 425 Park Avenue, New York, New York, 10022-3598, attention: Harry C. Beatty, Esq. The Proxy Statement and any other relevant documents also is available free of charge at the Commission's web site at www.sec.gov/edgar.shtml.


 YOU SHOULD READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION.


                                 Faithfully yours,

                                 /s/  W. Neal Jordan
                                 -------------------
                                      W. Neal Jordan

                                    Exhibit A
                                    Affidavit

                                   No. 01-6214

                         UNITED STATES COURT OF APPEALS
                              FOR THE SIXTH CIRCUIT

W. NEAL JORDAN and GREGORY JORDAN,            )
                                              )
         Plaintiffs-Appellees,                )
                                              )
                                              )
                  v                           )
                                              )
JORDAN AMERICAN HOLDINGS, INC.,               )
CHARLES R. CLARK, individually and as Trustee,)
and A.J. ELKO,                                )
                                              )
         Defendants-Appellants.               )

                   AFFIDAVIT OF W. NEAL JORDAN IN SUPPORT OF
              MOTION IN OPPOSITION TO MOTION TO STAY PENDING APPEAL

STATE OF MASSACHUSETTS     )
COUNTY OF ESSEX            )        ss:

         W. Neal Jordan, being duly sworn, deposes and says:

     1. I respectfully submit this affidavit in support of the Memorandum in Opposition to Defendants' Motion to Stay Pending Appeal, dated October 4, 2001. I am the owner of the largest block of common stock, par value $0.001 ("Common Stock"), of Petitioner, Jordan American Holdings, Inc. (the "Company").

     2. There has been no shareholders meeting of the Company, a Florida corporation, since May 2000


     3. I am advised by counsel that Florida law provides that a corporation shall hold a meeting of shareholders annually for the election of directors. I am also advised by counsel that Section 607.0703(a) of the Florida Business Corporation Act provides that a meeting may be ordered to be held "on application of any shareholder of the corporation entitled to vote in an annual meeting if an annual meeting has not been held within any 13-month period." 1

     4. The 2001 Annual Meeting of Shareholders of the Company (the "Annual Meeting") originally was scheduled for May 22, 2001, and timely commenced on that date, but was adjourned for lack of a quorum when incumbent management declined to appear at the meeting to vote the shares they were entitled to vote, including 550,600 shares of Common Stock owned by Trusts for the benefit of my children, of which Trusts Charles R. Clark2 was Trustee, and solicited the revocations of proxies voted by other shareholders. Mr. Clark has since resigned as Trustee, and I have appointed a new Trustee for the Trusts for the benefit of my children.

     5. The Defendants below thereafter rescheduled the Annual Meeting for September 25, 2001, and set a new record date of August 6, 2001 (the "Record Date").

     6. On the Record Date, despite express admonitions from the Court below, Defendants issued the 3,100,000 shares of voting Common Stock that are the subject of the preliminary injunction at issue to the Kirkland S. and Rena B. Lamb Foundation (the "Lamb Foundation"), in exchange for 1,500,000 shares of non-voting preferred stock, notwithstanding that by the terms of the preferred stock established in the Company's Certificate of Incorporation, 1,500,000 shares of preferred stock should have been convertible into only less than 430,000 shares of Common Stock.

     7. In mid-September, the date for the Annual Meeting was postponed by the Company until October 4, 2001.


---------------
1 Section 703(a) confers this power on the Florida Circuit Courts. However, given the extensive familiarity of the Court below with this case, and given that the Company's principal place of business is in Kentucky, and that the Annual Meeting is and was to take place in Lexington, Kentucky, Appellees respectfully submit that it is appropriate for this Court or the Court below to order the holding of the Annual Meeting.

2 Mr. Clark is an incumbent director of the Company and a Defendant, along with the Company and Mr. A.J. Elko, also an incumbent director, in the case below from which this Appeal arises, Jordan v. Jordan American Holdings, Inc., No. 01-264 (E.D. Ky.).

     8. As of the Record Date, I owned 4,350,000 shares of Common Stock. I have been granted a proxy for 550,600 shares of Common Stock by the Trustee of the Trusts established for my children, a copy of which is annexed as Exhibit A. All these 4,900,600 shares will be and would have been voted against the proposal to remove me as a director, in favor of the proposal to remove A.J. Elko as a director, and in favor of the slate of nominees for director proposed by me.

     9. I have been granted proxies by other shareholders pursuant to my proxy solicitation which will be and would have been voted at the 2:00 p.m. Annual meeting as follows:

         To remove your affiant, W. Neal Jordan, as a director:
                  For:              2,000
                  Against:          166,944
                  Abstain:          0

         To remove A.J. Elko as a director:

                  For:              162,928
                  Against:          6,016
                  Abstain:          0

         To elect the nominees of your affiant, W. Neal Jordan, as directors:

                  For:              162,928
                  Against:          6,016
                  Abstain:          0

     10. In addition, according to reports received prior to 2:00 p.m. EDT on October 4, 2001 from ADP Investor's Services, Inc., copies of which are annexed as Exhibit B, proxies for shares held in street name had been voted for the 2:00 p.m. Annual Meeting as follows1 In addition, according to reports received from ADP subsequent to the 2:00 p.m. scheduled time of the Annual Meeting, proxies were untimely received, and therefore would not have been voted at the meeting if held as scheduled, that insignificantly vary (in some cases increasing) the margin of my overwhelming victory, but not to an extent that would have changed the result or the conclusions set forth herein. :

         To remove your affiant, W. Neal Jordan, as a director:

                  For:              402,105
                  Against:          2,570,844
                  Abstain:          5,000

         To remove A.J. Elko as a director:

                  For:              2,540,288
                  Against:          900
                  Abstain:          5,000

         To elect the nominees of your affiant, W. Neal Jordan, as directors:

                  For:              2,428,788
                  Against:          0
                  Abstain:          117,400

     11. Accordingly, had the Annual Meeting been held on October 4, 2001, as scheduled, 7,638,388 shares of Common Stock would have been voted against the proposal to remove me as a director, 7,603,816 would have been voted in favor of the proposal to remove A.J. Elko as a director, and 7,492,316 shares would have been voted to elect my nominees as directors.

-------------------
1 The totals in the tabulation above vary because the Management Proxy card solicited votes only on the proposal to remove me as a director (which management proxy votes on this proposal, as reported by ADP, are included above), and not on the proposals to remove Elko or elect my nominees.

     12. If the preliminary injunction against the voting of the Lamb Foundation's 3,100,000 shares is honored, and if it had been honored at the Annual Meeting scheduled to be held on October 4th, there are and would have been 11,117,266 shares of Common Stock entitled to vote. A quorum, and an absolute majority sufficient to prevail on all proposals that were noticed to be acted upon at the Annual Meeting, is and would have been 5,558,634. Accordingly, all my recommendations on the core proposals of removing me or A.J. Elko as a director and on the election of new directors would have been adopted by a significant super-majority.

     13. But even if the preliminary injunction against voting the Lamb Foundation's 3,100,000 shares is not upheld, and if it had not been upheld at the Annual Meeting scheduled to be held on October 4th (meaning that the Lamb
Foundation had been permitted to vote all those shares in favor of the recommendations of management of the Company), there are and would have been 14,217,266 shares entitled to vote. A quorum, and an absolute majority sufficient to prevail on all proposals that were noticed to be acted upon at the Annual Meeting, is and would have been 7,108,633. Accordingly, the shares owned by me and the Trust for the benefit of my children, when totaled together with the shares held in street name that were voted, would have been sufficient to constitute a quorum and I would have won, and the Defendants, who were privy to this information, were aware of this fact.

     14. Thus, Defendants knew that they could not abort the Annual Meeting on October 4th, as they had on the originally scheduled May 22nd date, by refusing to attend and by soliciting revocations of any proxies they may have obtained. And had the meeting gone forward, all my recommendations on the core proposals would have been adopted, as set forth above, even if the Lamb Foundation had voted all its shares, and even if I had not received directly any proxies from other shareholders.

     15. Therefore, Defendants knew that the issue of whether the Lamb Foundation's disputed 3,100,000 shares were to be voted was moot and absolutely irrelevant. They had lost. They could not avoid the inevitable, unless a stay prohibiting the meeting from going forward were granted. Even then they could prevail only if they were allowed a "do over", or the opportunity to throw out all votes and try again.

     16 Defendants have sought to give themselves just this relief. In a press release dated October 5, 2001, the Company announced that as a result of the stay ordered by this Court, "When the Company is permitted to call a shareholders' meeting, it will do so and will set a new record date for that meeting."(emphasis added)

     17. I believe it is important for this Court, in considering the issues raised by the Company on Appeal, to understand that the Defendants have been and continue to waste the assets of the Company in seeking to delay the inevitable - i.e., the ouster of Clark and Elko, who together own less than 1% of the stock of the Company, and whose proposals for the future of the Company have been resoundingly rejected by the Company's owners - it's shareholders. In their pleadings below, they have insisted that their actions have been justified to permit the voice of the shareholders to be heard. Yet they continually have sought to silence that voice, and have wasted corporate assets solely for their own benefit, in order to preserve and entrench their control of the Company.

     18. I respectfully request that this Court rule on the issues before it so that the Annual Meeting is held as soon as possible, and that the votes cast by the shareholders on the Record Date are honored.



                                      /s/   W. Neal Jordan
                                      --------------------
                                            W. Neal Jordan


Sworn to before me on this
10th  day of October, 2001
/s/Pamela A. Pescatore
-------------------------
            Notary Public

Pamela A. Pescatore, Notary Public
Commonwealth of Massachusetts
My Commission Expires 4/30/2004